CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 14 to Registration Statement Nos. 333-25289 and 811-08183 of Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 11, 2005 on the financial statements of Variable Annuity-1 Series Account and our report dated February 25, 2005 on the financial statements of First Great-West Life & Annuity Insurance Company and to the reference to us under the headings "Condensed Financial Information" and "Independent Registered Public Accounting Firm" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 29, 2005